       As filed with the Securities and Exchange Commission on October 6, 1997
                                                  Registration No. ___-_______

                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                       FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           IMAGING TECHNOLOGIES CORPORATION
                           --------------------------------
                  (Exact name of issuer as specified in its charter)

                                       DELAWARE
                                       --------
            (State or other jurisdiction of incorporation or organization)

                                      33-0021693
                                      ----------
                         (IRS Employer Identification Number)

                   11031 VIA FRONTERA, SAN DIEGO, CALIFORNIA 92127
                   -----------------------------------------------
                                     619-613-1300
                                     ------------
        (Address including zip code, and telephone number,including area code, of registrant's principal executive offices)

               EDWARD W. SAVARESE C/O IMAGING TECHNOLOGIES CORPORATION
               -------------------------------------------------------
                   11031 VIA FRONTERA, SAN DIEGO, CALIFORNIA 92127
                   -----------------------------------------------
                                     619-613-1300
                                     ------------
               (Name, address including zip code, and telephone number,
                      including area code, of agent for service)

Approximate date of commencement of proposed sale to public: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the securities being registered on this Form are to offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                           CALCULATION OF REGISTRATION FEE




                                                          PROPOSED MAXIMUM                AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES                    AGGREGATE OFFERING PRICE(2)      REGISTRATION FEE
TO BE REGISTERED
---------------------------------------------------------------------------------------------------------
Common Stock, $.005 par value(1) . . . . . . . . . .              $19,500,000                  $5,910.00



(1) Includes shares of Common Stock issuable upon conversion of the Series C Redeemable Convertible Preferred Stock and Warrants to purchase an aggregate of 200,000 shares of Common Stock.
(2) The offering price per share is estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and is based upon the average of the high and low price of shares of Common Stock as reported on the Nasdaq SmallCap Market on October 2, 1997 (which date is within five business days prior to the date of the filing of this Registration Statement).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                     SUBJECT TO COMPLETION, DATED OCTOBER 3, 1997

                                      PROSPECTUS

                                        [LOGO]

                           IMAGING TECHNOLOGIES CORPORATION

                           3,000,000 SHARES OF COMMON STOCK

    This Prospectus relates to the offer and sale by certain persons listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders") of (i) a maximum of 3,000,000 shares (collectively, the "Shares") of Common Stock, par value $0.005 per share (the "Common Stock"), of Imaging Technology Corporation. (the "Company") consisting of shares of Common Stock to be issued from time to time to the Selling Stockholders upon conversion of the Company's Series C Redeemable Convertible Preferred Stock (the "Preferred Stock") and shares of Common Stock to be issued upon exercise of warrants to purchase an aggregate of 200,000 shares of Common Stock (the "Warrants") and (ii) in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such presently indeterminate number of additional Shares as may be issuable upon conversion or exercise of the Preferred Stock or Warrants, based upon fluctuations in the conversion or exercise price of the Preferred Stock or Warrants, respectively. All of the Shares may be offered by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Preferred Stock and Warrants and the Common Stock issuable upon conversion or exercise thereof have been and will be issued in transactions exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) or other applicable sections thereof. See "General," "Selling Stockholders" and "Plan of Distribution." The Shares are being registered by the Company pursuant to registration rights granted to the Selling Stockholders.

    The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus. It is anticipated, however, that the Shares will be offered and sold by the Selling Stockholders from time to time in transactions on The Nasdaq SmallCap Market, in privately negotiated transactions, or by a combination of such methods of sale, at such fixed prices as may be negotiated from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

    The Common Stock of the Company is traded on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol "ITEC." On October 1, 1997, the last sale price for the Common Stock as quoted on The Nasdaq SmallCap Market was $6.50 per share.

    The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of agreements by the Company to indemnify the Selling Stockholders against certain liabilities.
-------------------------------------------------------------------------------
                  AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY
                          INVOLVES A HIGH DEGREEE OF RISK.
                                 SEE "RISK FACTORS."
-------------------------------------------------------------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   THE DATE OF THIS PROSPECTUS IS __________, 1997

                                     THE COMPANY

    Imaging Technologies Corporation, formerly Personal Computer Products,
Inc., was incorporated under the laws of California in March 1982 and reincorporated under the laws of Delaware in May 1983. Imaging Technologies Corporation ("ITEC" or the "Company") operates from three wholly-owned subsidiaries, PCPI Technologies ("PCPI"), Prima, Inc. which is doing business as Prima International ("Prima") and NewGen Imaging Systems, Inc. ("NewGen"). Through these subsidiaries the Company (1) develops and licenses laser printer technology; (2) manufactures, markets and distributes laser printer controllers and accessories; (3) markets and distributes internationally a variety of personal computer accessory products; and (4) markets and distributes high resolution imaging and color digital proofing products.

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information concerning the Company may be inspected and copies may be obtained at prescribed rates at the offices of the SEC, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically. The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request to Corporate Secretary, Imaging Technologies Corporation, 11031 Via Frontera, San Diego, California 92127, phone 619-613-1300, copies of any and all of the information that has been incorporated by reference into this Prospectus, other than exhibits to such information unless such exhibits are specifically incorporated by reference therein. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents or portions of documents incorporated by reference into this Prospectus.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following reports and documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference as of their respective dates:

    1. Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, dated September 29, 1997.

    2. All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Annual Report on Form 10-KSB.

    3. The Registrant's Form 8-A filed on July 6, 1984 pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

    All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant to this Prospectus (this "Offering") shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a report or document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed report or document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

                                     RISK FACTORS

    An investment in the Common Stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment. Prospective investors should be fully aware of the risk factors set forth herein. This Prospectus contains or incorporates statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on those issues. Those statements appear in a number of places in this Prospectus and in the documents incorporated by reference and may include statements regarding, among other matters, the Company's growth opportunities and other factors affecting the Company's financial condition or results of operations. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause actual results to differ materially include, but are not limited to: business conditions and growth in the electronics industry and general economy - both domestic and international; lower than expected customer orders; competitive factors, including pricing pressures, technological developments and products offered by competitors; availability of components; technological difficulties and resource constraints encountered in developing new products; and the timely flow of competitive new products and market acceptance of those products. Actual results may differ materially from these statements as a result of risk factors inherent in the Company's business, industry, customer base, or other factors. Risk factors which are applicable to the Company are more fully described below.

    Users of this Prospectus are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release updates or revisions to these statements.

COMPETITION

    The Company's results may be adversely affected by the actions of existing or future competitors. The market for personal computer products, generally, and laser printers and accessories, in particular, is highly competitive. The market for laser printers is dominated by Hewlett Packard Company with approximately 50% of the worldwide market and by large Japanese manufacturers. These companies are expected to continue to hold most of the worldwide market for laser printers for several years to come.

    The market for Adobe-Registered Trademark- PostScript-Registered Trademark-based controllers is estimated to encompass 20% of the worldwide printer market. In addition to Adobe Systems Incorporated, there are other companies that compete with PCPI to provide customers with controllers featuring Adobe PostScript. The Company's chief competition in this regard is Peerless, Inc., that has been an Adobe Co-developer longer than PCPI. Several other companies provide PostScript compatible controllers with emulations of Adobe PostScript, creating additional competition for low-priced printer controllers. While the technology represented by many of the Company's products is complex, and requires substantial knowledge to produce and market, the barriers to entry are not such that they would prevent other companies from competing with the Company. For the Company to compete effectively, it must aggressively pursue its Adobe co-developer status with customers who wish to include PostScript as part of their printing/imaging solution to end-users and it must continue to introduce new and enhanced products at competitive prices. In the event that it is unable to do so, the Company will be materially and adversely affected.

     There can be no assurance the Company will be able to compete successfully in the future with existing or future competitors. New entrants, new technology and new marketing techniques may cause customer confusion, thereby lengthening the sales cycle process for the Company. Increased competition may also lead to downward pricing pressure on the Company's products.

DEPENDENCE ON ADOBE RELATIONSHIP

    The Company's relationship with Adobe Systems Incorporated as an authorized co-developer to implement the inclusion of Adobe's PostScript language on printer controllers and in software products is an integral part of its business strategy. There can be no assurance that this relationship will be successful or that it will remain in force for some time to come. Loss of the Adobe relationship could have a substantial negative effect on future revenues.

NEW PRODUCTS AND TECHNOLOGICAL CHANGE

    The Company's future operating results may be adversely affected by certain factors and trends of its market which are beyond its control. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards, and changing consumer preferences. Accordingly, the Company believes that its future success will depend, in part, upon its ability to continue to produce and/or acquire products that support existing and new laser printer formats and technologies, including the latest iterations of Adobe PostScript. In order to do so, the Company must make a significant investment in research and development, engineering, and marketing to develop new products and maintain a high profile in industry trade and special-interest publications.

    The Company expends significant resources for controller development under contracts with OEM customers and typically is completed over several quarters. As noted below under Dependence Upon Suppliers, the Company relies on outside third parties for certain integral components of the controller development, which if delayed could jeopardize the development schedule. In addition, due to the complexities of the development process various internal factors could also contribute to schedule delays. There can be no assurance that these delays, if any, during the course of the development will not result in the customers cancellation of the project.

    There can be no assurance that such new products can be developed or will be available to the Company or available on terms favorable to the Company. Furthermore, there is no assurance that products, once produced or obtained by the Company, will be desirable to end-users or attract the necessary attention by industry publications to promote the products to users. While the Company believes that its products will continue to be viable for some time to come, there can be no assurance that future technological developments will not render current technologies less desirable or obsolete. Also, technological changes or advances by major laser printer manufacturers could adversely affect the Company and the market for its products.

INTELLECTUAL PROPERTY

    The Company does not hold any patents and relies upon copyrights, trademarks, and trade secret laws to establish proprietary rights to its products. There is no assurance that such protection would be adequate in protecting such rights should they be challenged by others and, therefore, a risk exists that competitors may potentially imitate and/or duplicate the Company's products at competitive prices.

    There has been substantial litigation regarding patent and other intellectual property rights in the software industry. As is typical in the software industry, the Company has received from time to time notices from third parties alleging infringement claims. Although there are currently no pending lawsuits against the Company regarding any possible infringement claims, there can be no assurance infringement claims will not be asserted in the future or that such assertions will not materially adversely affect the Company's business, financial condition and results of operations. If any such claims are asserted against the Company, the Company may need to seek to obtain a license under the third party's intellectual property rights. There can be no assurance a license will be available on reasonable terms or at all. Failure to obtain a necessary license on commercially reasonable terms would materially adversely affect the Company's business, financial condition and results of operations. The Company could decide, in the alternative, to resort to litigation to challenge such claims. Such litigation could be expensive and time consuming and could materially adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE UPON SUPPLIERS

    At present, many of the Company's products use technology licensed from outside suppliers. The Company relies heavily on Adobe Systems Incorporated for upgrades and support of the PostScript language. In the case of its font products, the Company licenses such fonts from outside suppliers, including Adobe, who also own the intellectual property rights to such fonts. The reliance on third-party suppliers involves risk, including limited control over potential hardware and software incompatibilities with the Company's products. Furthermore, there can be no assurance that all of the suppliers of products marketed by the Company will continue to license their products to the Company indefinitely, or that these suppliers will not license to other companies simultaneously.

KEY PERSONNEL

    The success of the Company is dependent, in large part, on Edward W. Savarese and other key management and technical personnel. The loss of one or more of these persons could adversely affect the Company's business. The Company believes that its future success will depend in large part upon its continued ability to attract, retain, and motivate highly skilled technical and management employees and consultants who are in great demand. The need to hire additional qualified technical personnel to perform the business contemplated is another important challenge. There can be no assurance that the Company will be able to do so.

NEED FOR ADDITIONAL FINANCING

    There can be no assurance that the Company's working capital or the proceeds of this offering will be adequate for the Company's long-term future capital needs. Other methods of financing these capital needs, including funding by public and private sales of debt or equity securities, will be considered by the Company from time to time, although such alternatives may not be available to it or, if utilized, may have a dilutive effect on the ownership interests of the stockholders. No additional sources of future financing are presently committed to the Company and, as a result, it should not be assumed that such financing will be available at such times and in such amounts as are necessary in the future to assure the Company's ability to accomplish its operating objectives.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

    The Company has historically experienced fluctuations in its operating results due to its dependence on revenues from licensing and royalties from a small number of customers. Future operating results may vary from period to period depending on such factors as the timing of projects, customer product plans, increased competition, and changes in product demand and economic conditions.

    The Company is currently dependent upon a limited number of customers that are either contracting for the Company's engineering services or have licensed its technologies. Accordingly, the loss of any individual customer or supplier, entrance of new competitors into specific markets, or decline in business conditions in particular markets would have a severe impact on the company's operating results.

    While the Company has entered into some contracts with OEM customers for controller development, there can be no assurance that additional contracts will be obtained for the development of such controllers, or that the existing contracts will be completed, or that products will be shipped by the customer which may result in the generation of future royalty and license revenues or that these products, once generating royalties, will continue to do so.

    Variable financial results could adversely affect the price of the Common Stock and limit the Company's ability to attract additional financing and expand its operations.

ABSENCE OF DIVIDENDS; DIVIDENDS IN ARREARS

    The Company has not paid any cash dividends and does not anticipate paying any dividends in the foreseeable future. Earnings, if any, will be retained to fund development and expansion. There is no assurance that the Company will pay cash dividends at any time. The Company's 5% Convertible Preferred Stock carry cumulative dividends, which are currently in arrears, as more fully described in the Company's Form 10-KSB filings with the Securities and Exchange Commission. As of October 1, 1997 the dividends in arrears were approximately $476,000.

PREFERRED STOCK DISTRIBUTION PREFERENCE

    In the event of any involuntary or voluntary liquidation, dissolution, or winding up of the affairs of the Company, the 5% convertible preferred stockholders shall be entitled to receive $1,000 per share, together with accrued dividends, to the date of distribution or payment, whether or not earned or declared, and the Series C Redeemable Convertible Preferred stockholders shall be entitled to receive $10,000 per share, prior to any distribution to Common stockholders.

POSSIBLE VOLATILITY IN TRADING PRICE OF COMMON STOCK

    The Company's Common Stock is traded on the Nasdaq SmallCap Market System under the symbol ITEC. In the past year, the trading price of the Company's Common Stock has experienced substantial volatility. There can be no assurance that such volatility in the trading price of the Company's Common Stock will not continue in the future, nor can there be any assurance that the Company will continue to be listed on the Nasdaq SmallCap Market System under its current exemption.

FUTURE SALES OF COMMON STOCK AND PREFERRED STOCK: POTENTIAL DILUTION

    There can be no assurance that the Company will not issue additional shares of Common and/or Preferred Stock, which would have a dilutive effect on current stockholders and investors in this offering. The Company is currently authorized to issue 100,000,000 shares of Common Stock and 10,000 shares of its Preferred Stock.

    Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. A substantial number of shares of Common Stock (including the shares of Common Stock offered hereby) are issuable by the Company upon the conversion of the Series C Shares and the exercise of the Warrants, which would result in substantial dilution to a stockholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock. Under the applicable conversion formulas of the Series C Shares (i) the number of shares of Common Stock issuable upon conversion is generally inversely proportional to the market price of the Common Stock at the time of conversion (i.e., the number of shares issuable increases as the market price of the Common Stock decreases); and (ii) a minimum of 555,556 shares are issuable upon conversion of the Series C Shares (based on a conversion price, subject to adjustment, of $9.00). In addition, the number of shares issuable upon conversion of the Series C Shares and the exercise of the Warrants is subject to adjustment upon the occurrence of certain dilutive events. This Registration Statement, upon being declared effective, will register for public resale an additional 3,000,000 shares of Common Stock issuable upon conversion of the Series C Shares. The Company may be obligated to register additional shares of Common Stock for resale upon conversion of the Series C Shares depending on, among other factors, the future market price of the Common Stock.

USE OF ESTIMATES

    Management uses estimates in preparing the consolidated financial statements, in conformity with generally accepted accounting principles. Significant estimates include collectibility of accounts receivable, profitability on long-term contracts, as well as recoverability of capitalized software costs and other intangible assets and long-term fixed assets and residual values. The Company regularly assesses these estimates and, while actual results may differ from these estimates, management believes that material changes will not occur in the near term.

                                       GENERAL

    On August 21, 1997, Imaging Technology Corporation (the "Company'") closed a private placement of its newly designated Series C Redeemable Convertible Preferred Stock ("Series C Shares") in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act").

INITIAL CLOSING

    Under the terms of the Placement, in consideration of $5,000,000 the Company issued an aggregate of 500 Series C Shares and four year warrants to purchase up to 200,000 shares of the Company's common stock at an exercise price equal to 125% of the Closing Market Price or $7.50 per share ("Initial Closing).

"PUT" CLOSING

    Provided that the following conditions have been satisfied, the Company may call for a second round of financing for an additional 500 Series C Shares and warrants to purchase up to 200,000 shares in consideration of $5,000,000 ("Put Preferred Shares"): (i) the Company's stockholders shall have approved the issuance of the Securities (as defined) on or prior to the Notice Date; (ii) the Company's revenues for the period beginning and including April 1, 1997 and ending and including September 30, 1997 are at least $12,000,000; (iii) during the period beginning 45 days prior to the Notice Date and ending on and including the Closing Date, a Registration Statement has been effective and available for the sale of no less than 125% of the sum of (A) the number of Conversion Shares then issuable upon the conversion of all outstanding Preferred Shares and the Put Preferred Shares to be issued by the Company, (B) the number of Warrant Shares then issuable upon exercise of all outstanding Warrants and the Warrants to be issued in connection with the Put Preferred Shares and (C) the number of Conversion Shares and Warrant Shares that are then held by the Buyers, (iv) during the period beginning 45 days prior to the Notice Date and ending on and including the Put Closing Date, the Common Stock is designated for quotation on the Nasdaq National Market or a national securities exchange and is not suspended from trading; (v) no event constituting a Major Business Event (as defined below), including an agreement to consummate a Major Business Event, or a Triggering Event, as defined below, shall have occurred from the period beginning on the Initial Issuance Date and ending on and including the Put Closing Date; (vi) on each trading day during the period beginning 20 days prior to the Notice Date and ending on and including the Put Closing Date, the Market Price of the Common Stock is not less than $6.00 per share (subject to adjustment as a result of any stock split, stock dividend, recapitalization, reverse stock split, consolidation, exchange or similar event); (vii) during the period beginning 20 days prior to the Notice Date and ending on and including the Put Closing Date, the Average Daily Trading Dollar Volume (as defined) is not less than $250,000; (viii) during the period beginning on the Initial Issuance Date and ending on and including the Put Closing Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the Buyers on a timely basis; and (ix) the Company shall not have previously delivered a Put Share Notice. A "Major Business Event" means (x) consolidation, merger or other business combination of the Company with another entity (other than pursuant to a migratory merger effected solely for the purpose of changing the Company's jurisdiction of incorporation, (y) the sale or transfer of all or substantially all of the Company's assets or (z) a purchase, tender or exchange offer made to and accepted by the holders of more than 10% of the outstanding shares of Common Stock.

ADDITIONAL CLOSING

    During the period beginning on and including January 1, 1998 and ending on January 1, 2002, if the Market Price of the Common Stock is greater than $7.50 per share (subject to adjustment as a result of any stock split, stock dividend, recapitalization, reverse stock split, consolidation, exchange or similar event) purchasers of the Series C Shares are entitled to purchase up to 40% of the number of Series C Shares, along with the related warrants, held by each investor on December 31, 1997.

MANDATORY CONVERSION

    If any Preferred Shares remain outstanding five years after the applicable Issuance Date then all such Preferred Shares shall be converted as of such date.

CONVERSION OF PREFERRED SHARES

    The Series C Shares have the right, at such holder's option, to convert the Preferred Shares into shares of the Company's common stock, $.005 par value per share (the "Common Stock"), on the following terms and conditions:

    (a) CONVERSION RIGHT. At any time or times on or after the date which is 46 days after the Issuance Date (as defined below), any holder of Preferred Shares shall be entitled to convert any whole number of Preferred

    Shares into fully paid and nonassessable shares (rounded to the nearest whole share) of Common Stock, at the Conversion Rate (as defined below); provided, however, that in no event shall any holder be entitled to convert Preferred Shares in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of the Common Stock following such conversion. For purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The holder may waive the foregoing limitations by written notice to the Company upon not less than 61 days prior notice (with such waiver taking effect only upon the expiration of such 61 day notice period).

    (b) CONVERSION RATE. The number of shares of Common Stock issuable upon conversion of each of the Preferred Shares shall be determined according to the following formula (the "Conversion Rate"):

                   (.06)(N/365)(10,000) + 10,000
                   -----------------------------
                        Conversion Price

    The following terms shall have the following meanings:

         (i) "Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination, the lower of the Fixed Conversion Price and the Floating Conversion Price, each in effect as of such date and subject to adjustment as provided herein;

         (ii) "Fixed Conversion Price" means 150% of the Market Price on the date of issuance of the applicable Preferred Shares, subject to adjustment as provided herein, with the Fixed Conversion Price being $9.00 per share on the initial closing date;

         (iii) "Floating Conversion Price" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage in effect as of such date by the Market Price as of such date;

         (iv) "Conversion Percentage" means (A) 100% for the period beginning on the Issuance Date and ending on and including the date which is 90 days after the Issuance Date, (B) 95% for the period beginning on and including the date which is 91 days after the Issuance Date and ending on and including the date which is 180 days after the Issuance Date and (C) 90% for the period beginning on and including the date which is 181 days after the Issuance Date and ending on and including the date which is five years after the Issuance Date, subject in each case to adjustment as provided herein;

         (v) "Market Price" means, with respect to any security for any date, the lowest Closing Bid Price (as defined below) for such security during the seven consecutive trading days immediately preceding such date;

         (vi) "Closing Bid Price" means, for any security as of any date, the last closing bid price for such security on The Nasdaq SmallCap Market as reported by Bloomberg Financial Markets ("Bloomberg"), or, if The Nasdaq SmallCap Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Preferred Shares;

         (vii) "N" means the number of days from, but excluding, the Issuance Date through and including the Conversion Date for the Preferred Shares for which conversion is being elected; and

         (viii) "Issuance Date" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

    Should a registration statement covering the resale of the shares of Common Stock issuable upon conversion or exercise of the Preferred Shares and the Warrants not be (i) filed within 45 days of the first Issuance Date of any Preferred Shares (the "Scheduled Filing Date"), (ii) declared effective by the SEC on or before 150 days after the first Issuance Date for any Preferred Shares (the "Scheduled Effective Date"), or (iii) if after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to the Registration Statement (whether because of a failure to keep the Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, to register sufficient shares of Common Stock or otherwise), then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (i) the Conversion Percentage in effect at such time shall be reduced by a number of percentage points equal to the product of (I) .06 and (II) the sum of (x) the number of days after the Scheduled Filing Date that the relevant Registration Statement is filed with the SEC, (y) the number of days after the Scheduled Effective Date and prior to the date that the relevant Registration Statement is declared effective by the SEC (without double-counting any number of days after the Scheduled Filing Date that the relevant Registration Statement is filed, if applicable) and (z) the number of days that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective and (ii) the Fixed Conversion Price in effect at such time shall be reduced by an amount equal to the product of (I) the Fixed Conversion Price in effect as of the Issuance Date and
(II) .0006 multiplied by (III) the sum of (x) the number of days after the Scheduled Filing Date that the relevant Registration Statement is filed with the SEC, (y) the number of days after the Scheduled Effective Date and prior to the date that the relevant Registration Statement is declared effective by the SEC (without double-counting any number of days after the Scheduled Filing Date that the relevant Registration Statement is filed, if applicable) and (z) the number of days that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective.

CONVERSION AT THE OPTION OF THE COMPANY

    At any time or times on or after the Issuance Date, the Company shall have the right, in its sole discretion, to require that any or all of the outstanding Preferred Shares be converted at the Conversion Rate; provided that the Conditions to Conversion at the Option of the Company (as set forth below) are satisfied. The Company shall exercise its right to Conversion at Company's Election by providing each holder of Preferred Shares written notice ("Notice of Conversion at Company's Election") at least 30 days prior to the date selected by the Company for conversion ("Company's Election Conversion Date"). If the Company elects to require conversion of some, but not all, of the Preferred Shares, the Company shall convert an amount from each holder of Preferred Shares equal to such holder's pro rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding on Company's Election Conversion Date) of all Preferred Shares the Company is requiring to be converted. The Notice of Conversion at Company's Election shall indicate (x) the number of Preferred Shares the Company has selected for conversion, (y) the Company's Election Conversion Date, which date shall be not less than 30 or more than 40 days after each holder's receipt of such notice, and (z) each holder's pro rata share of outstanding Preferred Shares. All Preferred Shares selected for conversion in accordance with this provision shall be converted as of the Company's Election Conversion Date as if the holders of such Preferred Shares selected by the Company to be converted had given the Conversion Notice on the Company's Election Conversion Date. All holders of Preferred Shares shall thereupon and within two business days after the Company's Election Conversion Date surrender all Preferred Stock Certificates selected for conversion, duly endorsed for cancellation, to the Company or the Transfer Agent. "Conditions to Conversion at the Company's Election" means the following conditions: (i) on each day during the 20 consecutive trading days immediately preceding the date of the Company's Notice of Conversion at the Company's Election, the last reported sale price (as reported by Bloomberg) of the Common Stock is at least 200% of the last reported sale price (as reported by Bloomberg) as of the applicable Issuance Date of the Preferred Shares being converted; (ii) on each day during the period beginning on the date of the Notice of Conversion at the Company's Election and ending on and including the Company's Election Conversion Date, the last reported sale price (as reported by Bloomberg) of the Common Stock is at least 170% of the last reported sale price (as reported by Bloomberg) as of the applicable Issuance Date of the Preferred Shares being converted; (iii) the Company shall not have previously given Notice of Conversion at Company's Election; (iv) the Company's stockholders shall have approved the issuance of the Securities (as defined below) on or prior to the date of the Company's Notice of Conversion at Company's Election; (v) on each day during the period beginning 20 days prior to the Notice of Conversion at the Company's Election and ending on and including the Company's Election Conversion Date, the Registration Statement shall be effective and available for the sale of no less than 125% of the sum of (A) the number of Conversion Shares then issuable upon the conversion of all outstanding Preferred Shares, including the Conversion Shares to be issued pursuant to this Conversion at the Company's Election, (B) the number of Warrant Shares (as defined in the Securities Purchase Agreement) then issuable upon exercise of all outstanding Warrants and
(C) the number of Conversion Shares and Warrant Shares that are then held by the holders of the Preferred Shares, (vi) on each day during the period beginning 20 days prior to the date of the Company's Notice of Conversion at Company's Election and ending on and including the Company's Election Conversion Date, the Common Stock is designated for quotation on The Nasdaq SmallCap Market or the Nasdaq National Market or a national securities exchange and is not suspended from trading; (vii) during the period beginning 20 days prior to the date of the Company's Notice of Conversion at Company's Election and ending on and including the Company's Election Conversion Date, the Average Daily Trading Dollar Volume (as defined below) is not less than $250,000; (viii) during the period beginning on the Initial Issuance Date and ending on and including the Company's Election Conversion Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the Buyers on a timely basis; and (ix) the Company otherwise has satisfied its obligations and is not in default under the Securities Purchase Agreement.

CONVERSION RESTRICTIONS

    Other than a mandatory conversion or a conversion at the option of the Company, the right of a holder of Preferred Shares to convert Preferred Shares shall be limited as set forth below. Without the prior consent of the Company, a holder of Preferred Shares shall not be entitled convert an aggregate number of Preferred Shares from the Issuance Date of such Preferred Shares through the date of this determination in excess of the number of Preferred Shares which when divided by the number of Preferred Shares purchased by such holder on such Issuance Date would exceed (i) 0.20 for the period beginning on the date which is 46 days after the Issuance Date and ending on and including the date which is 90 days after the Issuance Date, (ii) 0.40 for the period beginning on and including the date which is 91 days after the Issuance Date and ending on and including the date which is 135 days after the Issuance Date, (iii) 0.60 for the period beginning on the date which is 136 days after the Issuance Date and ending on and including the date which is 180 days after the Issuance Date,
(iv) 0.80 for the period beginning on and including the date which is 181 days after the Issuance Date and ending on and including the date which is 225 days after the Issuance Date and (v) 1.00 for the period beginning on and including the date which is 226 days after the Issuance Date and ending on and including the date which is five years after the Issuance Date. Notwithstanding the foregoing, the conversion restriction set forth shall not apply (x) if there shall have occurred a Material Adverse Change, (y) with respect to any conversion of Preferred Shares at a Conversion Price which is equal to the Fixed Conversion Price then in effect or (z) the Company has delivered a Put Notice.
A "Material Adverse Change" means any change, event, result or happening involving, directly or indirectly, the Company or any of its subsidiaries resulting in a material adverse effect on the business, prospects, financial condition or results or operations of the Company and its subsidiaries, taken as a whole, including, without limitation, an event constituting a Major Business Event or a Triggering Event shall have occurred.

REDEMPTION

    On the date which is two years after the Issuance Date, but only on such date, the Company shall have the right, in its sole discretion, to redeem from time to time, any or all of the Preferred Shares at the Redemption Price at the Company's Election (as defined below). If the Company elects to redeem some, but not all, of the Preferred Shares, the Company shall redeem an amount from each holder of Preferred Shares equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being redeemed. The redemption price shall be an amount per Preferred Share equal to the product of
(i) 1.1 multiplied by (ii) the sum of (A) (.06)(P/365)(10,000) plus (B) 10,000;
where "P" means the number of days from, but excluding, the Issuance Date through and including the date of redemption.

    Simultaneous with the occurrence of a Major Transaction (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to greater of (i) Liquidation Value (as defined below) and (ii) the product of (A) the Conversion Rate at such time and (B) the Closing Bid Price on the date of the public announcement of such Major Transaction or the next date on which the exchange or market on which the Common Stock is traded is open if such public announcement is made (X) after 12:00 p.m., Central Time, time on such date or (Y) on a date on which the exchange or market on which the Common Stock is traded is closed ("Major Transaction Redemption Price").

    After a Triggering Event (as defined below), each holder of Preferred
Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) $12,500 and (ii) the product of
(A) the Conversion Rate at such time and (B) the Closing Bid Price calculated as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open ("Triggering Event Redemption Price" and, collectively with "Major Transaction Redemption Price," the "Redemption Price"); provided, however, that in the case of Triggering Event described below, the Triggering Event Redemption Price shall equal the greater of (i) the Liquidation Value and (ii) the product of (A) the Conversion Rate at such time and (B) the Closing Bid Price calculated as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open. The Company hereby warrants and agrees that the Fixed Conversion Price for any Preferred Shares that are not redeemed after the occurrence of a Triggering Event described below shall be reset to equal the lesser of (x) 150% of the Market Price on the date of issuance of the applicable Preferred Shares, subject to adjustment, and (y) 150% of the Market Price on the date immediately following such Triggering Event on which the exchange or market on which the Common Stock is traded is open.

    A "Major Transaction" shall be deemed to have occurred at such time as any of the following events: (ix) the consolidation, merger or other business combination of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company) pursuant to which either (x) the continuing or surviving entity is not a public company or (y) the stockholders of the Company existing at the time of such consolidation, merger or other business combination cannot elect a majority of the directors of the continuing or surviving entity immediately following such consolidation, merger or business combination; (xii) the sale or transfer of all or substantially all of the Company's assets pursuant to which either (x) the purchasing entity is not a public company or
(y) the stockholders of the Company existing at the time of such sale cannot elect a majority of the directors of the purchasing entity immediately following such sale; or (xi) a purchase, tender or exchange offer made to and accepted by the holders of more than 10% of the outstanding shares of Common Stock which requires or receives the consent of the Company's Board of Directors.

    A "Triggering Event" shall be deemed to have occurred at such time as any of the following events: (xii) the failure of the Registration Statement to be declared effective by the SEC on or prior to the date that is 240 days after the Initial Issuance Date; (ixiii) while the Registration Statement is required to be maintained effective the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of the Registrable Securities and such lapse or unavailability continues for a period of ten consecutive trading days, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder of Preferred Shares; (xiv) the failure of the Common Stock to be listed on the Nasdaq National Market, The Nasdaq SmallCap Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of seven consecutive days (provided that such failure shall not constitute a Triggering Event if the Company delists the Common Stock at the election of the holders of Preferred Shares; or (ivxv) the Company's notice to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Preferred Shares into shares of Common Stock.
                                   USE OF PROCEEDS

    Since this Prospectus relates to the offering of Common Stock by the holders of the Series C shares, the Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. However, upon the exercise of the Warrants, except in the case of a "cashless exercise," the Company will receive an amount equal to the product of the exercise price of the warrant and the number of Warrants being exercised, as more fully described herein.

                                 SELLING STOCKHOLDERS

    The following table sets forth certain information, as of the date hereof, with respect to the number of shares of Common Stock beneficially owned by each of the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

    This Prospectus covers the resale by the Selling Stockholders of up to 3,000,000 Shares, plus, in accordance with Rule 416 under the Securities Act, such presently indeterminate number of additional Shares as may be issuable upon conversion of the Series C Shares or exercise of Warrants, based upon fluctuations in the conversion price of the Series C Shares. See "General."

    The Company has agreed to register a specified number of Shares for resale by the Selling Stockholders. The number of Shares shown in the following table as being offered by the Selling Stockholders does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the Series C Shares or exercise of Warrants pursuant to the provisions thereof regarding determination of the applicable conversion price but which shares are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement of which this Prospectus forms as part.

    The Shares covered by this Prospectus may be offered from time to time by the Selling Stockholders named below:



                                                                                                         OWNERSHIP
                                                                                                       AFTER OFFERING
                                                                                                       --------------
                                                     NUMBER OF                 NUMBER OF
                                                    SHARES OWNED              SHARES BEING           NUMBER
         NAME OF SELLING SHAREHOLDER             PRIOR TO OFFERING (1)(2)      OFFERED (3)          OF SHARES        PERCENT
         ---------------------------             ------------------------     -------------         ---------        -------
    Themis Partners, L.P.                                60,308                  60,308                 0              0%
    Heracles Fund                                        60,308                  60,308                 0              0%
    Samyang Merchant Bank                                80,410                  80,410                 0              0%
    Olympus Securities, Ltd. (4)                        201,026                 201,026                 0              0%
    Nelson Partners(4)                                  201,026                 201,026                 0              0%
    Leonardo, L.P.                                      201,026                 201,026                 0              0%
    GAM Arbitrage Investments, Inc.                      20,103                  20,103                 0              0%
    AG Super Fund International Partners, L.P.           20,103                  20,103                 0              0%
    Raphael, L.P.                                        60,308                  60,308                 0              0%
    Ramius Fund, Ltd.                                    80,410                  80,410                 0              0%
    Hick Investments, Ltd.                               20,103                  20,103                 0              0%
                                                      ---------               ---------
                                                      1,005,131               1,005,131
                                                      ---------               ---------
                                                      ---------               ---------



    (1) Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage of the person holding such option, but not for purposes of computing the percentage of any other holder.

    (2) Beneficial ownership is shown as of September 29, 1997. Beneficial ownership is based upon conversion of all of the Series C Shares at $6.25 per share of Common Stock (which price is 100% of the average of the lowest sale prices of the Common Stock for each of the seven days immediately preceding October 3, 1997) and the exercise of the Warrants. If all shares of Series C Shares held by such Selling Shareholder had been converted on September 29, 1997, (assuming conversion of all of the Series C Shares at $6.25 per share of Common Stock) the Company would have been obligated to issue 1,005,131 shares of Common Stock in respect thereto. The actual number of shares of Common Stock issued or issuable upon the conversion of the Series C Shares is subject to adjustment and could be materially less or more than such estimated amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock and anti-dilution adjustments. Pursuant to the terms of the Series C Shares, the Series C Shares are convertible by the holders thereof only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock then held by such holder and its affiliates (not including shares underlying unconverted shares of Series C Shares) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Securities Act of 1934, as amended, except pursuant to 61 days prior written notice. Accordingly, the number of shares of Common Stock set forth for such Selling Shareholder may exceed the actual number of shares of Common Stock that such Selling Shareholder could own beneficially at any given time through its ownership of the Series C Shares. See "Risk Factors - Future Sales of Common Stock and Preferred Stock.

    (3) This Prospectus also covers the resale of such presently indeterminate number of additional shares as may be issuable upon conversion of the Series C Shares or exercise of the Warrants, based upon fluctuations in the conversion or exercise price of the Series C Shares or Warrants, respectively.

    (4) Citadel Limited Partnership is the managing general partner of Nelson Partners ("Nelson") and the trading manager of Olympus Securities, Ltd. ("Olympus") and consequently has voting control and investment discretion over securities held by both Nelson and Olympus. The ownership information for Nelson does not include the shares owned by Olympus and the ownership information for Olympus does not include the shares owned by Nelson.

                                 PLAN OF DISTRIBUTION

    The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Shares may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the Shares as agent but may position and resell the block as principal to facilitate the transaction, or in one or more underwritten offerings on a firm commitment or best effort basis. Sales of Selling Stockholders' Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

    To the extent required under the Securities Act, the aggregate amount of Selling Stockholders' Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Stockholder and/or purchasers of Selling Stockholders' Shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, a Selling Stockholder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

    From time to time one or more of the Selling Stockholders may transfer, pledge, donate or assign such Selling Stockholders' Shares to lenders or others and each of such persons will be deemed to be a "Selling Stockholder" for purposes of this Prospectus. The number of Selling Stockholders' Shares beneficially owned by those Selling Stockholders who so transfer, pledge, donate or assign Selling Stockholders' Shares will decrease as and when they take such actions. The plan of distribution for Selling Stockholders' Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder.

    A Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Stockholder, including, without limitation, in connection with distributions of the Common Stock by such broker-dealers. A Selling Stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common Stock. A Selling Stockholder may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

    In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not bid for or purchase shares of Common Stock during a period which commences one business day (5 business days, if the Company's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by such Selling Stockholder.

    The Series C Shares and Warrants were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) or other applicable provisions thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.

                                    LEGAL MATTERS

    Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Carmine J. Bua, Esq., San Diego, California.

                                       EXPERTS

    The consolidated financial statements of Imaging Technologies Corporation incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Boros & Farrington APC, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES, OR AN OFFER IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.

-------------------------------------------------------------------------------
                                  TABLE OF CONTENTS

-------------------------------------------------------------------------------

                                 PAGE
                                 ----
The Company. . . . . . . . . .      3
Available Information. . . . .      3
Risk Factors . . . . . . . . .      4
General. . . . . . . . . . . .      7
Use of Proceeds. . . . . . . .     12
Legal Matters. . . . . . . . .     15
Experts. . . . . . . . . . . .     15

--------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                                        [LOGO]
                           IMAGING TECHNOLOGIES CORPORATION

                                      3,000,000
                                SHARES OF COMMON STOCK

                                      PROSPECTUS

                                 ___________ __, 1997

                    PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

     SEC registration fee                $5,910.00
     Accounting fees and expenses        10,000.00
     Legal fees and expenses             50,000.00
     Miscellaneous fees and expenses      9,090.00
                                          --------
                                        $75,000.00
                                        ----------
                                        ----------

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of the Registrant under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

    Article X of the Bylaws of the Registrant provides that the Registrant shall indemnify its officers, directors and employees. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant shall be paid by the Registrant unless such officer, director or employee is adjudged liable for negligence or misconduct in the performance of his or her duties.

    Article Fourth of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the full extent permitted by such Section 145.

ITEM 16. EXHIBITS

    4a Amended Certificate of Designation of Imaging Technologies Corporation with respect to the 5% Convertible Preferred Stock. (Incorporated by reference to Exhibit 4(d) to 1987 Form 10-K.)

    4b Amended Certificate of Designation of Imaging Technologies Corporation with respect to theSeries C Redeemable Convertible Preferred Stock

    5.1   Opinion of Carmine J. Bua, Esq.

    23.1  Consent of Independent Public Accountants.

    23.2  Consent of Carmine J. Bua, Esq. (included in Exhibit 5.1).

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 6, 1997.

IMAGING TECHNOLOGIES CORPORATION


                                       By /s/    Edward W. Savarese
                                             -----------------------------
                                                 Edward W. Savarese
                                                 Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




         Signature                              Title                              Date
         ---------                              -----                              ----
/s/ Edward W. Savarese        Vice Chairman and Chief Executive Officer      October 6, 1997
----------------------
(Edward W. Savarese)                (Principal Executive Officer)


/s/ Brian Bonar                President, Chief Operating Officer and        October 6, 1997
----------------------
(Brian Bonar)                                 Director



/s/ Ralph R. Barry           Vice President, Chief Financial Officer,        October 6, 1997
----------------------
(Ralph R. Barry)                    Secretary and Treasurer,
                                 (Principal Financial Officer)


/s/ Harry J. Saal                             Chairman                        October 6, 1997
----------------------
(Harry J. Saal)


/s/ Irwin Roth                               Director                        October 6, 1997
----------------------
(Irwin Roth)


/s/ Frank Kavanaugh                           Director                        October 6, 1997
----------------------
(Frank Kavanaugh)


/s/ A.L. Dubrow                               Director                        October 6, 1997
----------------------
(A.L. Dubrow)



                                    EXHIBIT INDEX


Exhibit
Number         Document Description
------         --------------------

4a Amended Certificate of Designation of Imaging Technologies Corporation with respect to the 5% Convertible Preferred Stock. (Incorporated by reference to Exhibit 4(d) to 1987 Form 10-K.)

4b Amended Certificate of Designation of Imaging Technologies Corporation with respect to the Series C Redeemable Convertible Preferred Stock

5.1    Opinion of Carmine J. Bua, Esq.

23.1   Consent of Independent Public Accountants.

23.2   Consent of Carmine J. Bua, Esq. (included in Exhibit 5.1).